                                                                    EXHIBIT 23.2
              [LETTERHEAD OF MILLER AND LENTS, LTD. APPEARS HERE]

                              October 5, 2000

Cross Timbers Royalty Trust

901 Main Street

Dallas, Texas 75202

Cross Timbers Oil Company
810 Houston Street, Suite 2000
Fort Worth, Texas 76102
                            Re: Securities and Exchange Commission

                               Form S-3 Registration Statement No. 333-56983


Gentlemen:

   The firm of Miller and Lents, Ltd. consents to the incorporation of its estimated Proved Reserves, Future Net Revenues, and Present Values of Future Net Revenues in the Cross Timbers Royalty Trust and Cross Timbers Oil Company Form S-3 Registration Statement No. 333-56983, and to references to our Firm in such registration statement.

   Miller and Lents, Ltd. has no interests in Cross Timbers Royalty Trust or Cross Timbers Oil Company or any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee, or otherwise, connected with Cross Timbers Royalty Trust or Cross Timbers Oil Company. We are not employed by Cross Timbers Royalty Trust or Cross Timbers Oil Company on a contingent basis.

                                    Very truly yours,

                                    MILLER AND LENTS, LTD.

                                        /s/ James C. Pearson
                                    By ________________________________________

                                      James C. Pearson

                                      President